EXHIBIT 15.1









                                   May 6, 1994




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                          RE:  Doskocil Companies Incorporated
                               Registration on Form S-8


We are aware that our report dated April 29, 1994 on our review of interim financial information of Doskocil Companies Incorporated for the period ended April 2, 1994, and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in the Registration Statement on Form S-8 (File No. 33-45974). Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the Registration Statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.





                                  COOPERS & LYBRAND